Earnings Presentation Second Quarter ended June 30, 2019 Exhibit 99.1

DISCLAIMER Some of the statements in this presentation constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this presentation involve risks and uncertainties, including statements as to: our future operating results; changes in political, economic or industry conditions, the interest rate environment or conditions affecting the financial and capital markets, which could result in changes to the value of our assets; our business prospects and the prospects of our current and prospective portfolio companies; the impact of investments that we expect to make; the impact of increased competition; our contractual arrangements and relationships with third parties; the dependence of our future success on the general economy, including general economic trends and their impact on the industries in which we invest; the ability of our prospective portfolio companies to achieve their objectives; the relative and absolute performance of our investment adviser, including in identifying suitable investments for us; our expected financings and investments; the adequacy of our cash resources and working capital; our ability to make distributions to our stockholders; the effects of legislation and regulations and changes thereto; the timing of cash flows, if any, from the operations of our prospective portfolio companies; and the impact of future acquisitions and divestitures. We use words such as “anticipates,” “believes,” “expects,” “intends” and similar expressions to identify forward-looking statements. Actual results could differ materially from those anticipated in our forward-looking statements for any reason, and future results could differ materially from historical performance. We have based the forward-looking statements included in this presentation on information available to us on the date of this presentation, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the U.S. Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Various(5) 29.5% Internet Software and Services 17.5% Healthcare Equipment and Services 9.9% Commercial Services and Supplies 6.7% Household Products and Durables 6.7% Textiles, Apparel and Luxury Goods 5.5% Auto Components 5.3% Food Products 5.1% Diversified Telecommunication Services 5.0% Leisure Products 4.8% Hotels, Restaurants and Leisure 4.0% Enterprise Value Multiple 8.0x 6.0x 4.0x 2.0x 0.0x Q3 2018 Q4 2018 Q1 2019 Q2 2019 Loan-to-value 100.0% 75.0% 50.0% 25.0% 0.0% 7.3x 7.8x 8.1x 8.0x 50.4% 48.7% 48.9% 48.8% 3.7x 3.8x 3.9x 3.9x Weighted average debt / EBITDA(2) EBITDA Multiple(3)

MARKET TRENDS & QUARTERLY HIGHLIGHTS Yield seeking investors continue to drive demand for private credit funds focused on the middle market The broadly syndicated leveraged finance markets largely recovered from the fourth quarter 2018 volatility providing for the opportunistic rotation out of discounted purchases into new originations and club deals However, the market volatility in the fourth quarter 2018 resulted in slower than normal deal activity during the first half of 2019 Given the heightened competition for quality deals across the middle market, we continue to find the relative value in larger club and syndicated deals more attractive as compared to lower middle market deals We also continue to focus on servicing our existing sponsor clients who are seeking add-on acquisition financings, recapitalizations and new business CURRENT MARKET TRENDS QUARTERLY HIGHLIGHTS New par additions during Q2 2019 totaled $24.6 million across 2 new portfolio companies at a weighted average yield at cost of 8.5% Repayments during Q2 2019 totaled $19.3 million in 1 portfolio company at a weighted average yield at cost of 7.5% Declared a Q3 2019 dividend of $0.23 per share payable on September 20, 2019 to shareholders of record as of September 6, 2019 The portfolio metrics were mostly unchanged from the prior quarter, with weighted average leverage at 3.9x and a weighted average risk grade at 2.3 as of June 30, 2019 Subsequent to quarter end, we made further progress on deploying our remaining capacity by closing $14.2 million of deals with $15.5 million of cash available through our SBIC subsidiary

EARNINGS HIGHLIGHTS

QUARTERLY RESULTS OF OPERATIONS

($ in thousands, except per share data)	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018
Total investment income	$ 10,704	$ 10,229	$ 9,561	$ 9,312	$ 9,688
Total expenses	7,230	6,982	6,401	5,578	5,303
Net investment income	**3,474**	**3,247**	**3,160**	**3,734**	**4,385**
Net realized (loss)/gain on investments	(2,365)	(7,133)	13	(27)	318
Net change in unrealized gain/(loss)on investments	284	6,296	(8,886)	(2,218)	(1,856)
Loss on refinancing of debt	-	-	(2,218)	-	-
Net increase/(decrease) in net assets resulting from operations	**1,393**	**2,410**	**(7,931)**	**1,489**	**2,847**
Net investment income per share	0.22	0.20	0.20	0.23	0.27
Net realized/unrealized losses from investments per share	(0.13)	(0.05)	(0.56)	(0.14)	(0.09)
Loss on refinancing of debt per share	-	-	(0.14)	-	-
Net earnings/(loss) per share	**0.09**	**0.15**	**(0.50)**	**0.09**	**0.18**
Dividends declared per common share	0.23	0.23	0.23	0.28	0.28
Net asset value per share	**10.30**	**10.44**	**10.52**	**11.25**	**11.44**

FINANCIAL HIGHLIGHTS

- Earned net investment income of $0.22 per share for the second quarter, which was $0.02 per share higher than prior quarter due to:
  - Higher net interest income resulting from a larger interest-bearing portfolio due to deployment of the additional capacity provided by our upsized CLO; partially offset by
  - Slightly higher expenses driven by increased interest expense and incentive fees
- The change to our incentive fee structure effective as of January 1, 2019 has resulted in aggregate savings of $0.05 per share for the six months ended June 30, 2019
- Net realized and unrealized losses on investments of $2.1 million, or $0.13 per share, for the three months ended June 30, 2019 were primarily driven by net negative market related adjustments across various syndicated investments

4

RECENT PORTFOLIO ACTIVITY PORTFOLIO TURNOVER * Tables exclude the non-cash debt-to-equity restructuring of our investment in GIG Co Holdings LLC (fka Confluence Outdoor, LLC) in Q2 2019       Par ($ in millions) Q2 2019 Q1 2019 Q4 2018 Q3 2018 Q2 2018   Quarterly Average       Originated $ - $ 6.6 $ - $ 7.8 $ 8.3   $ 4.5   Club 4.4 14.5 57.7 7.1 32.1   23.2   Purchased 2.6 20.3 21.5 12.9 34.9   18.4   Total add-on investments 17.6 17.2 35.9 23.3 10.3   20.9   Total additions 24.6 58.6 115.1 51.1 85.6   67.0   Less: Total repayments/sales (19.3) (37.3) (34.1) (68.2) (73.8)   (46.5)       Net additions/(repayments) $ 5.3 $ 21.3 $ 81.0 $ (17.1) $ 11.8   $ 20.5                     Summary Q2 2019 Q1 2019 Q4 2018 Q3 2018 Q2 2018   Quarterly Average   Number of new investments to new portfolio companies 2 10 19 10 17   12   Weighted average yield of new investments at amortized cost 8.5% 8.4% 8.5% 8.5% 8.7%   8.5%   Number of repayments/sales 1 4 3 4 8   4   Weighted average yield of repayments/sales at amortized cost 7.5% 8.1% 10.1% 11.0% 11.4%   9.6%

PORTFOLIO LEVERAGE AND INDUSTRY DIVERSIFICATION PORTFOLIO COMPOSITION AS OF JUNE 30, 2019 Portfolio consists of 119 investments across 100 portfolio companies diversified across approximately 30 industries Conservatively constructed debt portfolio comprised almost entirely of floating rate investments with moderate levels of leverage, of which 99.3% is performing and 99.9% is floating rate Vintage rotation of the portfolio is largely complete with only 4.1% of debt investments originated prior to 2017 ENTERPRISE VALUE & PORFTOLIO COMPANY LEVERAGE(1) PORTFOLIO HIGHLIGHTS TOP 10 INDUSTRIES(4) Excludes unfunded revolvers, debt investments placed on non-accrual and equity investments Excludes first-lien debt investments which were valued by performing a liquidation analysis of the underlying assets which serve as collateral for those loans Refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Garrison Capital Inc. Quarterly Report on Form 10-Q for the valuation techniques utilized Charts based on fair values as of June 30, 2019 Various classification includes 19 different industries. Refer to the Consolidated Schedule of Investments in the Garrison Capital Inc. Quarterly Report on Form 10-Q for the full list of our investments by industry Various(5) 29.5% Internet Software and Services 17.5% Healthcare Equipment and Services 9.9% Commercial Services and Supplies 6.7% Household Products and Durables 6.7% Textiles, Apparel and Luxury Goods 5.5% Auto Components 5.3% Food Products 5.1% Diversified Telecommunication Services 5.0% Leisure Products 4.8% Hotels, Restaurants and Leisure 4.0% Enterprise Value Multiple 8.0x 6.0x 4.0x 2.0x 0.0x Q3 2018 Q4 2018 Q1 2019 Q2 2019 Loan-to-value 100.0% 75.0% 50.0% 25.0% 0.0% 7.3x 7.8x 8.1x 8.0x 50.4% 48.7% 48.9% 48.8% 3.7x 3.8x 3.9x 3.9x Weighted average debt / EBITDA(2) EBITDA Multiple(3)

PORTFOLIO TRENDS

$ in millions, percentages based on fair value unless otherwise noted*	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018
Portfolio Summary:					
Total portfolio, at fair value	$ 486.7	$ 480.9	$ 454.0	$ 383.0	$ 401.9
Total number of portfolio companies	100	99	93	77	71
Total number of investments	119	119	118	98	92
Average size of debt investments	$ 4.5	$ 4.6	$ 4.6	$ 4.6	$ 5.2
Weighted average price of debt investments	97.1	97.0	95.7	97.2	97.8
Portfolio Yields:(1)					
Weighted average yield on debt investments at amortized cost(2)	8.9%	8.9%	9.1%	9.2%	9.5%
Weighted average yield on debt investments at fair value(2)	9.6%	9.4%	10.2%	9.6%	9.7%
Weighted average yield on total portfolio at amortized cost	8.5%	8.4%	8.5%	8.7%	9.1%
Weighted average yield on total portfolio at fair value	9.3%	9.1%	9.9%	9.1%	9.3%
Portfolio Structure:					
First lien senior secured debt investments	96.1%	98.4%	98.3%	97.6%	97.9%
Equity and other investments	3.9%	1.6%	1.7%	2.4%	2.1%
Floating rate debt investments	99.9%	99.8%	99.7%	99.6%	99.5%
Fixed rate debt investments	0.1%	0.2%	0.3%	0.4%	0.5%
Portfolio Sourcing:					
Originated(3)	23.1%	24.9%	25.3%	29.9%	34.9%
Club(4)	39.1%	41.3%	37.8%	35.0%	32.2%
Purchased(5)	37.8%	33.8%	36.9%	35.1%	32.9%
Portfolio Credit Quality:					
Performing debt investments	99.3%	97.1%	99.5%	99.3%	98.8%
Non-accrual debt investments	0.7%	2.9%	0.5%	0.7%	1.2%
Weighted average debt / EBITDA of our portfolio companies(2)(6)	3.9x	3.9x	3.8x	3.7x	3.7x
Weighted average risk rating of our debt investments	2.3	2.4	2.4	2.3	2.3

(1) Weighted average yield represents the portfolio's return from the all-in interest rate plus the annualized accretion income from (i) any original issue discount or premium when calculating weighted average yield at amortized cost and (ii) any market discount or premium when calculating weighted average yield at fair value as of the balance sheet date to par at each investments contractual maturity date, excluding the effect of any scheduled principal amortization payments. For those investments valued based on an estimated recovery rate, the weighted average yield calculation is based on redeeming the investment at the current expected recovery rate rather than at par
(2) Calculation excludes unfunded revolvers, debt investments placed on non-accrual and equity investments
(3) Originated positions include investments where we have sourced and led the execution of the deal
(4) Club positions include debt investments with a total tranche size less than $250.0 million where we provide direct lending to a borrower with a small number of other lenders but do not lead the deal
(5) Purchased positions include debt investments with a total tranche size greater than $250.0 million that was sourced from a bank loan syndication or the secondary market
(6) Excludes first-lien debt investments which were valued by performing a liquidation analysis of the underlying assets which serve as collateral for those loans
* Table as of each respective quarter end and excludes investments with a fair value of zero from all figures except for the total number of portfolio companies and total number of investments

7

PORTFOLIO LEVERAGE & CAPITAL STRUCTURE

PORTFOLIO LEVERAGE

- Our U.S. GAAP debt to equity ratio was 2.12x while our regulatory debt to equity ratio was 1.76x[1] as of June 30, 2019
- $60.0 million of SBIC Debentures outstanding as of June 30, 2019, with remaining leverage capacity of $10.0 million
- $47.5 million of total CLO revolving notes outstanding as of June 30, 2019, with $2.5 million of available leverage capacity[2]
- Weighted average cost of funds slightly decreased to 4.4% as of June 30, 2019 as compared to 4.5% as of March 31, 2019

LIQUIDITY

($ in millions)



$80.0
$60.0
$40.0
$20.0
$-
$34.5
$41.0
$66.8
$50.4
$25.2
Q2 2019
Q1 2019
Q4 2018
Q3 2018
Q2 2018
Liquidity available in SBIC Subsidiary
Liquidity available in CLO Subsidiary
Liquidity available at GARS

	Q2 2019	Q1 2019	Q4 2018	Q3 2018	Q2 2018
Weighted Average Cost of Funds	4.4%	4.5%	4.4%	4.8%	4.8%

(1) Regulatory debt to equity ratio excludes SBIC leverage and unfunded commitments
(2) On July 18, 2019, $25.0 million of the senior secured notes under our CLO converted to term notes. As of July 31 2019, the revolver component of our CLO is fully undrawn

8

Assets June 30, 2019 March 31, 2019 Variance ($ in thousands, except per share data) (unaudited) (unaudited) $ % Investments, at fair value $ 486,705 $ 480,863 5,842 1.2% Cash and cash equivalents 853 3,715 (2,862) -77.0% Cash and cash equivalents, restricted 29,131 27,168 1,963 7.2% Due from counterparties 2,219 132 2,087 1,581.1% Accrued interest receivable 3,312 3,061 251 8.2% Other assets 1,465 1,674 (209) -12.5% Total assets 523,685 516,613 7,072 1.4%           Liabilities         Debt 347,172 340,080 7,092 2.1% Due to counterparties 5,895 4,233 1,662 39.3% Payables to affiliates 2,503 2,241 262 11.7% Accrued interest payable 2,169 1,569 600 38.2% Accrued expenses and other payables 613 859 (246) -28.6% Total liabilities 358,352 348,982 9,370 2.7% Total net assets 165,333 167,631 (2,298) -1.4% Total liabilities and net assets 523,685 516,613 7,072 1.4% Net asset value per share $ 10.30 $ 10.44 $ (0.14) -1.3% COMPARATIVE STATEMENT OF FINANCIAL CONDITION

  Three Months Ended     Investment income June 30, 2019 March 31, 2019 Variance ($ in thousands, except per share data) (unaudited) (unaudited) $ % Interest income $ 9,796 $ 9,726 70 0.7% Payment-in-kind 791 239 552 231.0% Other income 117 264 (147) -55.7% Total investment income 10,704 10,229 475 4.6% Expenses         Interest expense 3,860 3,727 133 3.6% Management fee 1,680 1,623 57 3.5% Incentive fee 543 289 254 87.9% Professional fees 308 398 (90) -22.6% Directors' fees 77 82 (5) -6.1% Administrator expenses 329 371 (42) -11.3% Other expenses 433 492 (59) -12.0% Total expenses 7,230 6,982 248 3.6% Net investment income 3,474 3,247 227 7.0%           Realized and unrealized gains/(losses)         Net realized gain/(loss) on investments (2,365) (7,133) 4,768 66.8% Net change in unrealized loss on investments 284 6,296 (6,012) -95.5% Net realized and unrealized losses (2,081) (837) (1,244) -148.6% Net increase/(decrease) in net assets resulting from operations 1,393 2,410 (1,017) -42.2% Net investment income per common share $ 0.22 $ 0.20 $ 0.02 10.0% Basic earnings per common share $ 0.09 $ 0.15 $ (0.06) -40.0% Basic weighted average common shares outstanding 16,049,352 16,049,352 - - COMPARATIVE STATEMENT OF QUARTERLY OPERATING RESULTS

GARRISON CAPITAL INC. 1290 Avenue of the Americas, 9th Floor New York, NY 10104 Tel: 212-372-9590 Fax: 212-372-9525 Contact Information CONTACT INFORMATION